Exhibit 10.24

JavaScript must be activated!

COVID-19 LOAN (Credit Agreement)

With COVID federal coverage up to CHF 500,000 in accordance with Article 3 of the COVID-19 Solidarity Guarantee Regulation

1.	Borrower:	Hocoma AG		Industriestrasse 4	8604	Volketswil	ZH
	(hereinafter “Borrower”)	Name		Address	Postal code	City	Canton
		CHE-108.539.510	133	Joint Stock Company	CH58 0020 2202 6322 9401 F
		UID (www.uid.admin.ch)	Number of employees (FTE)	Legal form	IBAN at Lender

		Eriksen		Jens	jens.eriksen@hocoma.com
		Contact person, surname		First name	Tel/E-Mail

2.	Lender:	UBS Switzerland AG	Bahnhofstrasse 45	8001	Zurich
	(hereinafter “Bank”)	Name of bank	Address	Postal code	City
		CORONA-KMU-DE@UBS.COM
		Email

Your bank from which you would like to obtain the loan. You can find the list of participating banks at https://covid19.easygov.swiss/banken

3.	Credit amount:	Block 1:	Block 2 (only if no response to Block 1):
	Maximum amount: 500,000	Sales revenue	Net wages	Estimated sales revenue
	10% of sales or	44,000,000		0
	estimated sales, max. CHF 500,000	Definitive sales revenue 2019; if not available: provisional sales revenue for 2019; even if not available: Sales revenue 2018.	Estimated net wages for one fiscal year	Estimated sales revenue = 3 x stated net wages; min. CHF 100,000; max. CHF 500,000

The bank grants the Borrower a credit limit of CHF 500,000 (“credit amount”).
Requested loan amount

4. Assurance of the Borrower

By confirming and signing this credit agreement, the Borrower declares to the benefit of the Bank, the solidarity guarantor, and the Swiss Confederation:

●	The Borrower has not yet received a loan under the COVID-19 Solidarity Guarantee Regulation.
●	The Borrower has no other pending applications for loans guaranteed under the COVID-19 Solidarity Guarantee Regulation.
●	The Borrower assures that, at the time of submitting the application, it has not already received liquidity protection based on other emergency federal regulations in the fields of sport and culture.
●	The Borrower was founded before March 1, 2020.
●	At the time of the submission of this credit agreement, the Borrower is not involved in bankruptcy, estate, or liquidation proceedings.
●	Due to the COVID-19 pandemic, the Borrower is significantly affected economically, particularly in terms of its sales.
●	The Borrower shall use the loan amount granted under this credit agreement exclusively in order to secure its ongoing liquidity needs. The following are not permitted, in particular: new investments in fixed assets that are not replacement investments; distribution of dividends or royalties and refund capital contributions during the duration of the solidarity guarantee; granting of active loans; refinancing of private and shareholder loans; group loans; or transfer of the loan funds to a foreign group company that is directly or indirectly linked to the applicant. It is permitted to refinance overdrafts that have accrued since March 23, 2020, at the Bank that grants guaranteed loans in accordance with this regulation.
●	All information regarding the company’s sales revenue is based on the individual financial statements (no group analysis).
●	The Borrower confirms that all information is complete and true.
●	The Borrower is aware that if it provides incorrect or incomplete information, it may be held criminally liable for fraud (Article 146 of the Criminal Code), forgery of documents (Article 251 of the Criminal Code), etc. and may be punished with a prison sentence of up to five years or a fine. In addition, anyone who intentionally obtains a loan under the COVID-19 Solidarity Guarantee Regulation with false information or does not use the loan funds in order to secure the liquidity needs mentioned above shall be punished with a fine of up to 100,000 francs.

5.	Purpose

The loan may only be used in order to secure the Borrower’s ongoing liquidity needs. The Bank has no obligation to check that the use is in accordance with the contract.

6.	Conditions and Interest Calculation

The Borrower must pay interest on the loan claimed at the interest rate in accordance with Article 13 of the COVID-19 Solidarity Guarantee Regulation.

The interest calculation and the account closing with interest charges are carried out in accordance with the bank’s usual practices.

7.	Term / Repayment of Loan

The term of the loan is 60 months from the date that the Bank grants the loan. The credit amount must be repaid in full at the end of the term at the latest, together with the interest that is outstanding at that time. The Bank reserves the right to introduce amortization or limit reductions during the term of the loan.

8.	Ability to Terminate

The Borrower is entitled to terminate this credit agreement at any time with immediate effect. The Bank is entitled to terminate this credit agreement at any time with immediate effect for regulatory or statutory reasons (e.g. violation of the GwG [Geldwäschegesetz (Anti-Money Laundering Act)] or this credit agreement). All amounts outstanding under this credit agreement at the time of termination shall become immediately due and payable.

9.	Securities

The credit amount plus the interest actually accrued under the credit agreement, up to a maximum of one annual interest rate, is covered exclusively by a solidarity guarantee from the guarantee organization:

BG OST-SüD, Guarantee Association for SMEs, Falkensteinstrasse 54, 9006 St. Gallen in accordance with the COVID-19 Solidarity Guarantee Regulation (“Solidarity Guarantor”).

10.	Conditions of Credit Release

The loan may only be claimed if a copy of this credit agreement, legally signed by the Borrower, has been submitted to the Bank by July 31, 2020, at the latest (see above).

11.	General Business Terms and Conditions

The General Business Terms and Conditions of the Bank constitute a part of this credit agreement.

12.	Assignment and Transfer

The Borrower may not assign or otherwise transfer its rights or obligations arising under this credit agreement.

The bank may assign or transfer its claims arising under this credit agreement as a security to the Swiss National Bank together with the joint and several guarantees provided for this purpose.

13.	Applicable Law and Jurisdiction

This credit agreement is subject to Swiss law.

The exclusive place of jurisdiction for all proceedings is the registered domicile of the Bank. This shall also be the place of performance.

Mandatory statutory jurisdictions remain reserved.

The Borrower:

●	hereby releases the guarantee organization, the Bank, the Swiss National Bank, and the responsible federal, cantonal, and municipal offices from the confidentiality regulations, in particular bank-customer secrecy, tax secrecy, and official secrecy, until the guaranteed loan amount has been repaid in full. hereby consents to the exchange of data between the guarantee organization, the Bank, the Swiss National Bank, and the relevant federal, cantonal, and municipal offices as well as the representatives of the aforementioned until the guaranteed loan amount has been repaid in full.
●	authorizes the responsible guarantee organization to independently obtain all desired information and documents from the Borrower, from authorities, banks, accounting/fiduciary/auditing offices, and third parties.

Borrower:Please sign the form and send it electronically or by post to the bank listed above. Please consult the bank list for contact details: https://covid19.easygov.swiss/banken.
Volketswil	March 26, 2020	[signature]
City	Date	Signature or (in the case of collective signature) signatures

Notification by Bank to: Central Office of the Guarantee Cooperative

This credit agreement is not signed by the Bank. The Borrower’s application is considered accepted when the Bank grants the loan. The Bank may reject the application for a credit agreement without stating its reasons.